AMENDED AND RESTATED PERFORMANCE STOCK UNIT AGREEMENT

This AMENDED AND RESTATED PERFORMANCE STOCK UNIT AGREEMENT (this “Agreement”), dated as of August 3, 2026 (“Amendment Effective Date”), is entered into by and between Angi Inc. (“ANGI”) and Jeffrey W. Kip (“Executive”), and modifies the Performance Stock Unit Agreement, dated as of April 5, 2024 (the “Effective Date”), between ANGI and Executive.

Reference is made to the Employment Agreement (“Employment Agreement”), by and between Executive and ANGI, dated as of November 13, 2023, as amended as of the Effective Date. Capitalized terms used in this Agreement, to the extent not defined, shall have the meanings set forth in the Amended and Restated Angi Inc. 2017 Stock and Annual Incentive Plan (the “Plan”).

1.            Definitions

(a)            “Cause” shall have the meaning ascribed to such term in the Employment Agreement.

(b)            “FMV” means the volume-weighted average closing price of a Share on the NASDAQ Stock Market over thirty consecutive trading days, as reported by Bloomberg.

(c)            “Good Reason” shall have the meaning ascribed to such term in the Employment Agreement.

(d)            “Qualifying Termination” means a termination of Executive’s employment with the Company by the Company without Cause (other than as result of death or disability) or by Executive for Good Reason.

(e)            “Service Conditions” means the T-1 SC, the T-2 SC, the T-3 SC and the T-4 SC, taken together, and “Service Condition” means any of the foregoing individually.

(f)             “Stock Price Goals” means the T-1 SPG and the T-2 SPG, taken together, and “Stock Price Goal” means any of the foregoing individually.

(g)            “Vesting Event” means “Vesting Event” as set forth in the “Regular Vesting Matrix” in Section 3(a) of this Agreement.

2.            Performance Stock Unit Award.

(a)            PSU Award Grant. ANGI hereby grants to Executive on the Effective Date a performance-based restricted stock unit award covering 280,000 Shares (the “PSU Award”) under the Plan.

3.            Vesting of PSU Award

(a)            Regular Vesting. Subject to the terms and conditions of this Agreement, the provisions of the Plan and Executive’s continuous employment through the date of the applicable Vesting Event, the PSU Award will vest in accordance with the “Regular Vesting Matrix” below and Executive shall forfeit any portion of the PSU Award that does not so vest.

Regular Vesting Matrix
Tranche	Vesting Event	Number of Shares
Tranche 1	The earlier to occur of (i) the third anniversary of the Effective Date (“T-1 SC”), and (ii) the date on which the FMV exceeds $45.00 (“T-1 SPG”).	70,000
Tranche 2	The earlier to occur of (i) the fourth anniversary of the Effective Date (“T-2 SC”), and (ii) the date on which the FMV equals or exceeds $60.00 (“T-2 SPG”)	70,000
Tranche 3	The third anniversary of the Effective Date (“T-3 SC”).	70,000
Tranche 4	The fourth anniversary of the Effective Date (“T-4 SC”).	70,000

(b)            Qualifying Termination. Upon a Qualifying Termination, the Executive shall vest in the portion of the PSU Award for which the applicable Service Condition would have been satisfied within twelve months following the date of such Qualifying Termination. Executive will forfeit any unvested portion of the PSU Award that does not vest pursuant to the immediately preceding sentence. This Section 3(b) shall exclusively govern the treatment of the PSU Award upon a Qualifying Termination and shall supersede Section 1(d)(ii) of the Standard Terms and Conditions of the Employment Agreement.

(c)            Termination for Cause. If Executive’s employment is terminated for Cause or if Executive resigns in anticipation of being terminated for Cause, then the PSU Award shall be forfeited and canceled in its entirety. In addition, if following any termination of Executive’s employment for any reason, ANGI becomes aware that during the two (2) years prior to such termination of employment there was an event or circumstance that: (i) constituted fraud (financial or otherwise) or (ii) would have been grounds for termination for Cause that caused or is reasonably likely to cause meaningful damage (economic, reputational or otherwise) to ANGI and/or any of its Affiliates (the “Underlying Event”), then: (x) the PSU Award shall be forfeited and canceled in its entirety and (y) if any portion of the PSU Award vested after the Underlying Event, then ANGI shall be entitled to recover from Executive at any time within two (2) years after such vesting, and Executive shall pay over to ANGI, any and all value upon such vesting(s). This remedy shall be without prejudice to, or waiver of, any other remedies ANGI and/or its Subsidiaries and/or its Affiliates may have in such event.

(d)            Other Terminations of Employment. Upon any termination of Executive’s employment with ANGI for any reason, prior to the vesting of the PSU Award, other than a termination of Executive’s employment covered by Section 3(b), any unvested portion of the PSU Award shall be forfeited and canceled in its entirety effective immediately upon such event.

(e)            Additional Vesting Conditions. The vesting of the PSU Award pursuant to Section 3(b) and Section 5 shall be subject to Executive’s execution and non-revocation of a release of claims in favor of ANGI and its Affiliates in form and substance reasonably satisfactory to ANGI.

4.            Adjustments

The PSU Award, including the applicable performance goals, shall be subject to adjustment pursuant to Section 3(d) of the Plan, as determined by the Committee or the Board.

5.            Change in Control

Upon a Change in Control, the unvested PSU Award shall remain outstanding and shall be eligible to vest based on the vesting schedule set forth above; provided, however, (i) in the event the successor does not effectively assume the PSU Award, as determined by the Committee or the Board as constituted prior to the Change in Control, then the unvested PSU Award shall vest in full upon such Change in Control or (ii) in the event the successor effectively assumes the PSU Award and Executive experiences a Qualifying Termination on or prior to the two-year anniversary of the Change in Control, then the unvested PSU Award shall vest in full upon such Qualifying

Termination. This Section 5 shall exclusively govern the treatment of the PSU Award upon a Change of Control and shall supersede Section 10(b) of the Plan.

6.            Settlement

Subject to Executive’s satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after the PSU Award has vested (but in any event no later than 60 days following the vesting), the vested portion of the award shall be settled with respect to the number of Shares covered by the vested portion of the PSU Award. Notwithstanding the foregoing, ANGI shall be entitled to hold the Shares issuable to Executive upon settlement of the PSU Award until ANGI (or the agent selected by ANGI) to administer the Plan (the “Agent”) has received from Executive: (x) a duly executed Form W-9 or W-8, as applicable or (y) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to the PSU Award.

7.            Taxes and Withholding

No later than the date as of which an amount in respect of the PSU Award first becomes includible in Executive’s gross income for federal, state, local or foreign income or employment or other tax purposes, ANGI or its Subsidiaries and/or Affiliates shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of Shares issued upon settlement of the PSU Award that gives rise to the withholding requirement. In the event Shares are deducted to cover tax withholdings, the number of Shares withheld shall generally have a Fair Market Value equal to the aggregate amount of ANGI’s withholding obligation. If the event that any such deduction and/or withholding is prohibited by law, Executive shall, prior to or contemporaneously with the vesting or the PSU Award, pay to ANGI, or make arrangements satisfactory to ANGI regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

8.            Non-Transferability of the PSU Award

Until such time as the PSU Award vests and is settled, no portion of the PSU Award shall be transferable by Executive by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

9.            No Rights as a Stockholder

Except as otherwise specifically provided in the Plan, unless and until the PSU Award vests and Executive receives Shares in settlement of the award, Executive shall not be entitled to any rights of a stockholder with respect to the PSU Award (including the right to vote the Shares underlying the PSU Award and the right to receive ordinary course cash dividends). However, stock dividends, distributions and extraordinary, significant non-recurring cash dividends may result in an adjustment to the number and kind of shares underlying the PSU Award, as may be determined by the Committee or the Board, in its sole discretion, and otherwise in accordance with the Plan.

10.            Conflicts and Interpretation

In the event of any conflict between this Agreement and the Plan, the Plan shall control; provided, that an action or provision that is permissive under the terms of the Plan, and required under this Agreement, shall not be deemed a conflict and this Agreement shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to: (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. In the event of (i) any conflict between any other information given to Executive directly or indirectly through the Agent (including information posted on the stock plan administration database maintained by the Agent)) and ANGI’s books and records, or (ii) ambiguity in any other information given to Executive directly or indirectly through the Agent (including information posted on the stock plan administration database maintained by the Agent)), ANGI’s books and records shall control.

11.            Amendment

ANGI may modify, amend or waive the terms of the PSU Award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair Executive’s rights without Executive’s consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

12.            Data Protection

The acceptance of this PSU Award constitutes Executive’s authorization of the release from time to time to ANGI or any of its Subsidiaries or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the PSU Award and/or the Plan (the “Relevant Information”). Without limiting the above, this authorization permits Executive’s employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the PSU Award and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of the PSU Award also constitutes Executive’s authorization of the transfer of the Relevant Information to any jurisdiction in which ANGI, Executive’s employing company or the Agent considers appropriate. Executive shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

13.            Section 409A of the Code

The PSU Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”), and each payment hereunder is considered a separate payment.  Notwithstanding the foregoing, to the extent the PSU Award is subject to Section 409A, to the maximum extent permitted, the PSU Award shall be interpreted and administered to be in compliance therewith. Accordingly, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, if (a) any amounts or benefits payable in respect of the PSU Award are payable upon a termination of employment and (b) Executive is a “Specified Employee” (as defined under Section 409A) as of the date of Executive’s termination of employment, then such amounts or benefits (if any) shall be paid or provided to Executive in a single lump sum on the earlier of: (x) the first day of the seventh month following Executive’s termination of employment or (y) Executive’s death. In no event shall ANGI be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to Executive in respect of the PSU Award.

14.            Governing Law; Jurisdiction

This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Delaware without reference to its principles of conflicts of laws. Any dispute under this Agreement will be heard and determined before the Delaware Chancery Court located in Wilmington, Delaware, or, if not maintainable therein, then in an appropriate federal court located in Wilmington, Delaware, and each party hereto submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes. Each party hereto (a) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth in the Employment Agreement, (b) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (c) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (d) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

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IN WITNESS WHEREOF, ANGI has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on August 3, 2026.

ANGI Inc.

/s/ Julie Hoarau
By: Julie Hoarau
Title: Chief Financial Officer

/s/ Jeffrey W. Kip
Jeffrey W. Kip